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                                                                    EXHIBIT 9(M)

                       FIRST AMENDMENT TO PEGASUS FUNDS
                               AGENCY AGREEMENT

This amendment is dated as of the 1st day of January, 1997 by and between Pegasus Funds (the "Trust") and Putnam Fiduciary Trust Company ("PFTC") as parties to the Pegasus Funds Agency Agreement (the "Agreement").

WHEREAS, the Trust and PFTC entered into the Agreement on November 1, 1996 with regard to certain employee benefit, profit-sharing, and retirement plans for which PFTC now performs or intends to perform administrative services; and

WHEREAS, the Trust and PFTC desire to amend said Agreement in the manner hereinafter set forth;

NOW THEREFORE, pursuant to Section 10 of the Agreement, the Trust and PFTC hereby amend the Agreement in the following form:

  Schedule A - Lists of Plans is amended by adding to Part II the following:

          Consolidated Health Group, Inc., Deferred Contribution Plan

                 PLATINUM technology, inc. 401(k) Savings Plan

The Agreement, as amended, shall remain in full force and effect.


IN WITNESS THEREOF, the Trust and PFTC have caused this Amendment to be executed by their duly authorized officers effective as of the date first written above.

PUTNAM FIDUCIARY TRUST COMPANY

By: /s/ Karnig Durgarian
   ---------------------------


Name:  Karnig Durgarian
      ------------------------

Title: Managing Director
      ------------------------

Date:  January 6, 1997
      ------------------------


PEGASUS FUNDS


By:  /s/ D'Ray Moore
     -------------------------


Name:    D'Ray Moore
     -------------------------

Title:  Treasurer
     -------------------------

Date:   December 27, 1996
     -------------------------